Consent of Independent Registered Public Accounting Firm

We consent to the use of our report dated February 16, 2024, with respect to the financial statements of the AVIP Constellation Dynamic Risk Balanced Portfolio (formerly AVIP AB Risk Managed Balanced Portfolio) (a Portfolio of the AuguStarSM Variable Insurance Products Fund, Inc.), incorporated herein by reference, and to the references to our firm under the headings “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” and “Financial Statements” in the Statement of Additional Information.

/s/ KPMG LLP

Columbus, Ohio

November 21, 2024